Electronic Administration Planning, design and Construction Agreement of the Municipal Government of Nan'an City

Party A	:	The People's Municipal Government of Nan'an City
Address	:	No.1, Liu Shin Road, Nan'an City, Fujiang Province
Party B	:	Expert Network (Shenzhen) Co. Ltd.
Address	:	31st F, Development Center Building, Renminnan Road, Shenzhen City.
Representative	:	Kung Sze Chau

In order to enhance the quality of services that are provided to the public by the different departments of the Municipal Government of Nan' an city and to enhance the efficiency of coordination among the departments, sophisticated support is provided to the following areas: the opening of administrative affairs to the public, enhancing the examination power of the community and higher rank supervisors, governing the administrative behavior of the civil servant and providing convenience to the public. The Municipal Government of Nan' an city decides to start the electronic government project and promote the more advanced informational construction in order to create better investment environment of Nan' an city, to speed up the full upgrading of the Nan' an industrial structure and also to promote the high speed economic development of Jinjiang. Party A agrees to appoint Party B exclusively for the complete planning of the Nan' an city electronic government project and to design the construction proposal as well as to provide experts inquiry services. Both parties reach the following agreement upon negotiation:

1. Party A agrees to appoint Party B to be the planning, designing and constructing unit of Party A for the exclusive and complete planning of Nan' An electronic government project and providing experts inquiry services for the informational government construction. Party A agrees to pay Party B the service fee (including cost) totally RMB One Hundred and Twenty Million Only (Y120,000,000.00). In the event that the project is over budget, both parties will settle the bill according to the actual construction charges incurred.
2. Upon both parties' negotiation, the content of the Nan' An electronic government project is as follows:

First Group : Foundation platform (Total: RMB35,650,000.00)

Hardware platform, Security platform, Application Platform Phase 1

Second Group : Overall situation application (Total RMB36,650,000.00)

Integrated administrative examination and approval, Coordination office system, Government affairs gateway, Call Center Phase 1

Third Group : Emergency Item (Total RMB47,700,000.00)

Digital archives, geographic information system Phase 1, policy-making support Phase 1, emergency commending system Phase 1, statistical data reporting and analyzing system

3. Party B uses his advantages of resources, technique and personnel power to carry out the planning of Nan' An electronic government project, and designing the construction proposal.

4. Party A shall arrange experts to coordinate with Party B for the examination and studying of the different level of government department of the Nan' an Municipal Government.

5. Party B is not allowed to disclose the relevant planning and designing proposal to any other third parties without the prior consent of arty A.

6. In the event that this contract is inadequate, Supplemental contract shall be executed upon the negotiation of both parties.

7. This contract becomes effective upon signing by both parties. This contract contains four copies, both parties bear two copies.

Party A : The People' s Municipal Government of Nan' an City (signed and sealed)

8 May 2003

Party B: Expert Network (Shenzhen) Co. Ltd.

Representative: (signed and sealed)

8 May 2003